575 Lexington Ave 4th Floor New York, NY 10022

P: (866) 928- 5070

F: (516) 223-2894

A publicly-traded company stock symbol HISP

January 24, 2018

Shircoo, Inc.

2350 E. Allview Terrace

Los Angeles, California 90068

Re: Payoff Agreement

Gentlemen:

In consideration for the agreement of Shircoo, Inc. (“Shircoo”) to purchase $125,000 of Secured Convertible Promissory Notes in the form of Exhibit A attached hereto (“Notes”), which Notes are being issued pursuant to a Note Purchase Agreement attached hereto as Exhibit B (“NPA”), Hispanica International Delights of America, Inc. (the “Company”) agrees to remit and pay to Shircoo the first $125,000 in cash proceeds received by the Company from third parties unaffiliated with Shircoo, pursuant to the terms of the NPA (the “Cash Payment”), which Cash Payment shall be used to reduce the amount due Shircoo under the terms of the Secured Promissory Note, dated November 3, 2017, issued by the Company to Shircoo, a copy of which is attached hereto as Exhibit C.

As additional consideration for the purchase by Shircoo of the Notes, without the written consent of Shircoo, the Company agrees not to issue any shares of the Company’s common stock, $0.001 par value (“Common Stock”), or any securities exercisable or convertible into shares of Common Stock, unless and until the Cash Payment has been made in full; provided, however, nothing contained herein shall prevent the Company from being able to issue shares of Common Stock, or securities exercisable or convertible into shares of Common Stock, where such issuance is required under terms of written or oral agreements by and between the Company that are executed prior to the date of this agreement.

If the above accurately reflects your understanding of our agreement with respect to Shircoo’s participation in the offering of Notes contemplated by the NPA, please execute this Payoff Agreement in the space set forth below.

Very truly yours,

Hispanica International Delights of America, Inc.

By: /s/ Fernando Oswald Leonzo Name: Fernando Oswaldo Leonzo

Title: Chief Executive Officer & Chairman